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Exhibit 23a to 2001 10-K


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-69633) pertaining to the Convergys Corporation 1998 Long Term Incentive Plan, Convergys Corporation Retirement and Savings Plan, Convergys CMG Retirement Savings Plan, Convergys Corporation Employee Stock Purchase Plan and Convergys Corporation Executive Deferred Compensation Plan, in the Registration Statement (Form S-8 No. 333-86137) pertaining to the Convergys Corporation Canadian Employee Share Purchase Plan, in the Registration Statement (Form S-3 No. 333-63922) pertaining to the registration of 7,666,360 of Convergys Corporation common shares, in the Registration Statement (Form S-8 No. 333-66992) pertaining to the Geneva Technology Limited Unapproved Share Option Scheme 1998, in the Registration Statement (Form S-3 No. 333-43404) pertaining to the offering of $500,000,000 of Convergys Corporation common shares, preferred shares, debt securities, warrants to purchase common shares, warrants to purchase preferred shares and/or warrants to purchase debt securities, in the Registration Statement (Form S-3 No. 82394) pertaining to the registration of 7,243,401 of Convergys Corporation common shares, of our report dated February 4, 2002, with respect to the consolidated financial statements and schedule of Convergys Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2001.


/s/ Ernst & Young LLP
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Ernst & Young LLP
Cincinnati, Ohio
March 14, 2002